Exhibit 99.1

SeaSpine Reports Third Quarter 2021 Financial Results
Provides Financial Outlook for Fourth Quarter 2021

CARLSBAD, CA (October 28, 2021) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, today announced financial results for the three-months ended September 30, 2021.

Summary of Third Quarter 2021 Financial Results and Recent Accomplishments
•Total revenue of $46.4 million, reflecting a 7.5% increase compared to 2020 and a 16.4% increase compared to the third quarter of 2019
•U.S. revenue of $41.2 million, reflecting a 5.5% increase compared to 2020 and a 16% increase compared to the third quarter of 2019
◦U.S. spinal implants and enabling technologies revenue of $21.1 million, a 10% increase compared to 2020 and a 21.4% increase compared to the third quarter of 2019
◦U.S. orthobiologics revenue of $20.1 million, a 1.3% increase compared to 2020 and an 11% increase compared to the third quarter of 2019
•Significant progress with 7D Surgical integration, which contributed $2.1 million of enabling technologies capital sales revenue in the third quarter
•Initiated limited commercial launches of the Mariner Adult Deformity System and 7D Surgical Percutaneous Spine Module for minimally invasive surgery
•Initiated full commercial launch of the NorthStar OCT Posterior Cervical Fixation System

“Increased restrictions on spine surgeries caused by the resurgence of the COVID-19 pandemic resulted in unanticipated third quarter volatility in our business; however, we remained steadfast in our commitment to invest for growth and to launch innovative and differentiated products,” said Keith Valentine, President and Chief Executive Officer. “We are confident that our spinal implants, orthobiologics product portfolios and enabling technology platforms are among the most clinically relevant and differentiated in the market, and that we are exceptionally well positioned to further expand our presence across the U.S. in both the hospital and ambulatory surgery center settings.”

Third Quarter 2021 Financial Results
Revenue for the third quarter of 2021 totaled $46.4 million, a 7.5% increase compared to the third quarter of 2020. U.S. revenue, which totaled $41.2 million and included $1.5 million of enabling technologies capital sales revenue, increased 5.5% compared to the third quarter of 2020. Sales of new and recently launched products increased to 78% and 43% of U.S. spinal implants and U.S. orthobiologics revenue, respectively. International revenue, which totaled $5.2 million and included $0.6 million of enabling technologies capital sales revenue, increased 26% compared to the third quarter of 2020.

Gross margin for the third quarter of 2021 was 60.6%, compared to 67.4% for the third quarter of 2020. The decrease in gross margin was primarily due to $1.0 million of technology-related intangible asset amortization and $0.4 million of inventory purchase accounting fair market value adjustments associated with the 7D Surgical acquisition, plus $1.3 million in higher excess and obsolete inventory charges recorded in the third quarter of 2021 in connection with the full commercial launches and additional set deployments of numerous spinal implant systems in 2021. Adjusted Gross Margin (as described below) for the third quarter of 2021 was 64.3%, compared to 68.0% for the third quarter of 2020.

Operating expenses for the third quarter of 2021 totaled $46.4 million, a $10.6 million increase compared to $35.8 million for the third quarter of 2020, and included $3.4 million of operating expenses directly attributable to 7D Surgical and a $1.7 million charge related to the restructuring of the Company's European sales and marketing organization. The increase in operating expenses was driven primarily by $5.4 million in higher selling and marketing expenses, the substantial majority of which relates to 7D Surgical operating expenses plus increased commissions, headcount, travel and tradeshow spending, $2.7 million in higher general and administrative expenses, which included the $1.7 million restructuring charge described above, $0.4 million of 7D Surgical operating expenses and $0.2 million in legal and other professional fees incurred in connection with the 7D Surgical acquisition and integration, and $2.3 million in higher research and development expenses, which included $1.3 million of 7D Surgical operating expenses and a $0.5 million charge related to the acquisition of certain intellectual property applicable to the spinal implants portfolio.

Net loss for the third quarter of 2021 was $17.6 million, compared to a net loss of $6.6 million for the third quarter of 2020.

Adjusted EBITDA Loss (as described below) for the third quarter of 2021 was a loss of $7.4 million, compared to a loss of $0.1 million for the third quarter of 2020. The increase in Adjusted EBITDA Loss was primarily the result of the adverse impact on revenue from the COVID-19 pandemic and the dilutive impact of 7D Surgical on the current quarter results, and because the Company incurred significantly lower operating expenses in the third quarter of 2020 resulting from decreased travel and tradeshow activity and from the many targeted headcount and spending restrictions the Company implemented due to the ongoing uncertainty with respect to the impact of the COVID-19 pandemic.

Cash and cash equivalents at September 30, 2021 totaled $102.4 million, and the Company had no amounts outstanding under its credit facility.

Fourth Quarter 2021 Financial Outlook
SeaSpine expects revenue for the fourth quarter of 2021 to be in the range of $54 million to $55 million, reflecting growth of 16% to 18% over fourth quarter 2020 revenue and 23% to 26% over fourth quarter 2019 revenue.

Reconciliation of GAAP to Non-GAAP Financial Measures
The Company presents two financial measures in this press release not reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”): Adjusted Gross Margin and Adjusted EBITDA Loss. Adjusted Gross Margin represents GAAP gross margin excluding technology-related intangible asset amortization expense, purchase accounting inventory fair market value adjustment charges, and idle manufacturing plant costs. Adjusted EBITDA Loss represents earnings (loss) before interest, taxes, depreciation and amortization and excludes the impact of stock-based compensation, intangible asset impairment charges, idle manufacturing plant costs, spinal set instrument replacement and impairment expenses, other income / expense, purchase accounting inventory fair market value adjustment charges, acquisition and integration-related charges, and employee severance and other charges related to the restructuring of the Company’s European sales and marketing organization. A reconciliation of GAAP gross margin to Adjusted Gross Margin and of GAAP net loss to Adjusted EBITDA Loss for all periods presented appears in the financial tables in this release.

The Company believes that the presentation of Adjusted EBITDA Loss and Adjusted Gross Margin provides important supplemental information to management and investors regarding financial and business trends relating to the Company's results of operations. For further information regarding why SeaSpine believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission available on the SEC's website at www.sec.gov and on the “Investors” page of the Company’s website at www.seaspine.com.

Webcast and Conference Call Information
SeaSpine’s management team will host a conference call today at 1:30 p.m. Pacific time / 4:30 p.m. Eastern time to discuss the financial results announced today. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for callers in the U.S. or (614) 385-1253 for callers outside the U.S., using Conference ID: 6699691. To listen to the webcast and view the accompanying slides, please visit the “Investors” page of SeaSpine’s website at www.seaspine.com.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions, as well as a market leading surgical navigation system, to meet the varying combinations of products and enabling technologies that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in orthobiologic sciences, as well as spinal implants and software product development, allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide through a committed network of increasingly exclusive distribution partners.

Forward-Looking Statements

SeaSpine cautions you that statements in this news release that are not a description of historical facts are forward-looking statements based on the Company's current expectations and assumptions. Such forward-looking statements include, but are not limited to: the Company’s belief regarding its positioning to further expand its presence across the U.S. in both the hospital and ambulatory surgery center settings; and the Company’s expectations regarding fourth quarter 2021 revenue. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: the extent of the impact of the COVID-19 pandemic on the Company's business and the economy, whether as a result of the delta or other variants, including a resurgence in the deferral of spine surgeries, whether as a result of patient or surgeon safety concerns, government-imposed restrictions, or otherwise; surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products; the Company’s ability to attract new, high-quality distributors, whether as a result of perceived deficiencies in the Company’s existing product portfolio, inability to reach agreement on financial or other contractual terms, or otherwise, as well as disruption associated with restrictive covenants to which distributors are subject and potential litigation and expense associated therewith; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems; the risk of supply shortages and the associated, potentially long-term disruption to product sales, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials, including in connection with its NanoMetalene technology and; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Leigh Salvo
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Total revenue, net	$46,445	$43,209	$135,862	$107,909
Cost of goods sold	18,289	14,074	51,137	39,545
Gross profit	28,156	29,135	84,725	68,364
Operating expenses:
Selling and marketing	27,578	22,163	76,413	59,652
General and administrative	11,642	8,908	32,055	26,307
Research and development	6,262	3,917	15,618	11,786
Intangible amortization	942	793	2,577	2,377
Impairment of intangible assets	—	—	—	1,325
Total operating expenses	46,424	35,781	126,663	101,447
Operating loss	(18,268)	(6,646)	(41,938)	(33,083)
Other (loss) income, net	(231)	136	5,689	377
Loss before income taxes	(18,499)	(6,510)	(36,249)	(32,706)
Income tax (benefit) provision	(872)	64	(689)	132
Net loss	$(17,627)	$(6,574)	$(35,560)	$(32,838)
Net loss per share, basic and diluted	$(0.48)	$(0.24)	$(1.09)	$(1.21)
Weighted average shares used to compute basic and diluted net loss per share	36,419	27,536	32,638	27,082

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	September 30, 2021 (unaudited)	December 31, 2020

Cash and cash equivalents	$102,433	$76,813
Trade accounts receivable, net	29,075	26,154
Inventories	70,931	54,041
Total current liabilities	47,696	30,727
Long-term debt	—	5,059
Total stockholders' equity	326,841	171,718

SEASPINE HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION - GAAP NET LOSS TO ADJUSTED EBITDA LOSS
(UNAUDITED)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP net loss	$(17,627)	$(6,574)	$(35,560)	$(32,838)
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	4,400	2,713	10,280	7,929
Other expense (income)	231	(136)	(5,689)	(377)
Income tax (benefit) provision	(872)	64	(689)	132
Idle manufacturing plant costs	—	—	—	974
Spinal set instrument replacement expense	1,020	625	2,665	1,555
Spinal set instrument impairment expense	—	—	—	210
Stock-based compensation	3,149	3,182	8,791	7,934
Impairment of intangible assets	—	—	—	1,325
European sales and marketing organization restructuring	1,665	—	1,665	—
Purchase accounting inventory fair market value adjustments	417	—	417	—
Acquisition and integration-related charges (7D Surgical)	200	—	1,995	—
Total Non-GAAP adjustments	10,210	6,448	19,435	19,682
Adjusted EBITDA Loss	$(7,417)	$(126)	$(16,125)	$(13,156)

SEASPINE HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION - GAAP GROSS MARGIN TO ADJUSTED GROSS MARGIN
(UNAUDITED)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Total revenue, net	$46,445	$43,209	$135,862	$107,909
Less: Cost of goods sold	18,289	14,074	51,137	39,545
Gross profit	28,156	29,135	84,725	68,364
Add back:
Technology-related intangible asset amortization	1,291	254	2,167	789
Purchase accounting inventory fair market value adjustments	417	—	417	—
Idle manufacturing plant costs	—	—	—	974
Adjusted gross profit	$29,864	$29,389	$87,309	$70,127
Adjusted gross margin (Adjusted gross profit / Total revenue, net)	64.3%	68.0%	64.3%	65.0%